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                                                          Exhibit 12

RF Micro Devices, Inc.
Summary of Earnings to Fixed Charges




                                                                             YEAR ENDED MARCH 31,                 NINE MONTHS ENDED
                                                                                                                     DECEMBER 31,
                                                                1997       1998       1999       2000      2001          2001
                                                            --------    --------   --------   --------  --------  -----------------

Interest Expense ..........................................      (27)       184       1,244      1,400     9,346            12,670
Interest Capitalized ......................................     --          315         912       --        --                --
Portion of Rent Expense
    Representing Interest .................................      218        737       1,547      2,549     4,802             7,313
                                                             -------    -------    --------    -------   -------   ---------------

Total Fixed Charges .......................................  $   191    $ 1,236    $  3,703    $ 3,949   $14,148   $        19,983

Earnings:
Income Before Taxes .......................................    1,761       (523)     24,452     77,068    52,409           (27,642)
Fixed Charges (per above) .................................      191      1,236       3,703      3,949    14,148            19,983
Less Capitalized Interest .................................     --         (315)       (912)      --        --                --
                                                              -------    -------    --------    -------   -------   ---------------

Earnings ..................................................  $ 1,952    $   398    $ 27,243    $81,017   $66,557   $        (7,659)

Ratio Earnings to Fixed Charges ...........................     10.2        N/M         7.4       20.5       4.7               N/M

                                                             -------    -------    --------    -------   -------   ---------------

Earnings Insufficient to cover
Fixed Charges .............................................     --      $  (523)       --         --        --     $       (27,642)

Operating Lease Expense ...................................      660      2,233       4,689      7,724    14,552            22,162
Assumed Interest Component ................................       33%        33%         33%        33%       33%               33%
                                                              -------    -------    --------    -------   -------   ---------------

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